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EXHIBIT 99.1

                                                            [HANOVERDIRECT LOGO]

FOR IMMEDIATE RELEASE

CONTACT:  Hanover Direct, Inc                        The MWW Group
          Charles E. Blue                            Rich Tauberman
          Senior Vice President                      Tel: (201) 507-9500
          Tel: (201) 272-3412


              HANOVER DIRECT ANNOUNCES MEMORANDUM OF UNDERSTANDING
                WITH CHELSEY DIRECT, LLC AND REGAN PARTNERS, L.P.
        TO RECAPITALIZE THE COMPANY, RECONSTITUTE THE BOARD OF DIRECTORS
                        AND SETTLE OUTSTANDING LITIGATION

EDGEWATER, NJ, November 10, 2003 - Hanover Direct, Inc. today announced that it had signed a Memorandum of Understanding with Chelsey Direct, LLC and Regan Partners, L.P. setting forth the agreement in principle to recapitalize the Company, reconstitute the Board of Directors and settle outstanding litigation between the Company and Chelsey.

The parties agreed to effect within ten days or as soon thereafter as possible a binding Recapitalization Agreement that would, upon the closing of the transactions set forth in the Recapitalization Agreement, exchange 564,819 shares of a newly issued Series C Preferred Stock and 81,857,833 shares of newly issued common stock for the 1,622,111 shares of Series B Preferred Stock currently held by Chelsey Direct, LLC, subject to adjustment if the transaction is not consummated by December 17, 2003. If the closing takes place on or before December 17, 2003, the Series C Preferred Stock will have an aggregate liquidation preference of $56,481,900 while the outstanding Series B Preferred Stock has a current aggregate liquidation preference of $112,963,810 and a maximum final liquidation preference of $146,168,422 on August 23, 2005. The new common shares will have an effective issue price of $.69. With the issuance of the new common shares, Chelsey Direct will have a majority equity and voting interest in the Company.

Upon the execution of the Recapitalization Agreement, the Company will reconstitute the Board to eight members, including four designees of Chelsey Direct. The Recapitalization Agreement is subject to the approval of the Transactions Committee and the Board of Directors of Hanover. It is also subject to other consents including the approval of Congress Financial Corporation. The Company intends to prepare and file with the Securities and Exchange Commission and transmit to all equity holders of the Company, as required by Rule 14f-1 of the Securities Exchange Act of 1934, as amended, a statement regarding its intent to effect a change in majority of directors as promptly as practicable. Following the expiration of ten days following the filing and mailing of the statement, the Board of Directors will increase to nine members, with the additional director being a Chelsey Direct designee.

The proposed Series C Preferred Stock, with a liquidation preference of $100 per share, carries a quarterly dividend, starting on January 1, 2006 at 6% and increasing each year by 1-1/2%. In lieu of cash



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dividends, the Company may elect to accrue dividends at a rate equal to 1%
higher than the annual cash dividend rate. The Series C Preferred Stock has a mandatory redemption date of January 1, 2009.

The Recapitalization Agreement will also define the duties of the Transactions Committee and provide for the reconstitution of the committees of the Board of Directors, mutual releases and termination of litigation between the Company and Chelsey Direct, LLC, voting agreements between Chelsey Direct, LLC and Regan Partners, L.P., a major shareholder of the Company, registration rights for the new common shares and agreements to recommend certain amendments to the Company's Certificate of Incorporation, including a 10-for-1 reverse stock split, at the first annual meeting of shareholders following the closing. The Company has filed the entire Memorandum of Understanding and related Exhibits under cover of a Current Report on Form 8-K with the Securities and Exchange Commission and strongly recommends that interested parties refer to it for a full and complete understanding of the terms and conditions of the Memorandum of Understanding.

"On behalf of the Board and the Company," stated Tom Shull, Hanover Direct's Chairman, President and Chief Executive Officer, "I am pleased to announce this agreement in principle with Chelsey Direct. We believe we have reached a proposal that provides strong economic benefits to the common shareholders of Hanover by eliminating the overhang created by the Series B Preferred Stock, reducing the potential maximum redemption requirement at the August 23, 2005 redemption date by approximately $90 million, and aligning the interests of all parties to permit the continued turnaround of the Company."

"We're extremely pleased that the interests of all shareholders have now been re-aligned so as to enable us to maximize value," stated Stuart Feldman of Chelsey Direct. "We have great hopes that, by working together, the Company can successfully meet the challenges that lie ahead."

"We believe this transaction is in the interests of all shareholders," commented Basil Regan of Regan Partners, L.P., a member of the Company's Board of Directors. "We look forward to participating as a member of the Transactions Committee and the Board in the continued efforts by the Company to dispose of non-core assets, effect a timely redemption of the Series C Preferred Stock and further the Company's strategic business realignment program."

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.